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                                                                  Execution Copy

                                                                   EXHIBIT 10.28

================================================================================

                                CREDIT AGREEMENT

                                      among

                         SELECTIVE INSURANCE GROUP, INC.

                                       and

                     SELECTIVE INSURANCE COMPANY OF AMERICA

                                       and

                           FIRST UNION NATIONAL BANK,
                                    as Lender

                      $10,000,000 Revolving Credit Facility

                          Dated as of October 22, 1999

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                                TABLE OF CONTENTS

                                                                          Page

                                    ARTICLE I

                                   DEFINITIONS

1.1   Defined Terms..........................................................1
1.2   Accounting Terms......................................................10
1.3   Other Terms; Construction.............................................10

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

2.1   Commitment............................................................11
2.2   Borrowings............................................................11
2.3   Disbursements.........................................................12
2.4   Note..................................................................12
2.5   Termination of Commitment.............................................12
2.6   Mandatory Payments and Prepayments....................................12
2.7   Voluntary Prepayments.................................................13
2.8   Interest..............................................................13
2.9   Fees..................................................................14
2.10  Interest Periods......................................................14
2.11  Conversions and Continuations.........................................15
2.12  Method of Payments; Computations......................................16
2.13  Recovery of Payments..................................................16
2.14  Use of Proceeds.......................................................16
2.15  Increased Costs; Change in Circumstances; Illegality; etc.............16
2.16  Taxes.................................................................17
2.17  Compensation..........................................................18
2.18  Extension of Maturity Date............................................18

                                   ARTICLE III

                             CONDITIONS OF BORROWING

3.1   Conditions of Initial Borrowing.......................................19
3.2   Conditions of All Borrowings..........................................21

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.1   Corporate Organization and Power......................................21
4.2   Authorization; Enforceability.........................................21
4.3   No Violation..........................................................21
4.4   Governmental and Third-Party Authorization; Permits...................22
4.5   Litigation............................................................22
4.6   Taxes.................................................................22
4.7   Subsidiaries..........................................................22
4.8   Full Disclosure.......................................................22
4.9   Margin Regulations....................................................23


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4.10  No Material Adverse Change............................................23
4.11  Financial Matters.....................................................23
4.12  Ownership of Properties...............................................24
4.13  ERISA.................................................................24
4.14  Environmental Matters.................................................24
4.15  Compliance With Laws..................................................25
4.16  Regulated Industries..................................................25
4.17  Insurance.............................................................25
4.18  Material Contracts....................................................25
4.19  Year 2000 Compatibility...............................................25
4.20  Reinsurance Agreements................................................26

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

5.1   Financial Statements..................................................26
5.2   Statutory Financial Statements........................................27
5.3   Other Business and Financial Information..............................27
5.4   Corporate Existence; Franchises; Maintenance of Properties............29
5.5   Compliance with Laws..................................................29
5.6   Payment of Obligations................................................29
5.7   Insurance.............................................................29
5.8   Maintenance of Books and Records; Inspection..........................29
5.9   Permitted Acquisitions................................................30
5.10  Year 2000 Compatibility...............................................30
5.11  Further Assurances....................................................30

                                   ARTICLE VI

                               FINANCIAL COVENANTS

6.1   Minimum Combined Statutory Capital and Surplus........................30
6.2   Maximum Consolidated Debt to Total Capitalization.....................30

                                   ARTICLE VII

                               NEGATIVE COVENANTS

7.1   Merger; Consolidation.................................................30
7.2   Indebtedness..........................................................31
7.3   Liens.................................................................31
7.4   Disposition of Assets.................................................32
7.5   Investments and Acquisitions..........................................33
7.6   Restricted Payments...................................................34
7.7   Transactions with Affiliates..........................................34
7.8   Lines of Business.....................................................34
7.9   Certain Amendments....................................................34
7.10  Limitation on Certain Restrictions....................................34
7.11  Fiscal Year...........................................................34
7.12  Accounting Changes....................................................34
7.13  Ratings...............................................................34


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                                  ARTICLE VIII

                                EVENTS OF DEFAULT

8.1   Events of Default.....................................................35
8.2   Remedies: Termination of Commitment, Acceleration, etc................36
8.3   Remedies: Set-Off.....................................................37

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1   Fees and Expenses.....................................................37
9.2   Indemnification.......................................................37
9.3   Governing Law; Consent to Jurisdiction................................38
9.4   Waiver of Jury Trial..................................................38
9.5   Notices...............................................................38
9.6   Amendments, Waivers, etc..............................................39
9.7   Assignments, Participations...........................................39
9.8   No Waiver.............................................................39
9.9   Successors and Assigns................................................39
9.10  Survival..............................................................40
9.11  Severability..........................................................40
9.12  Construction..........................................................40
9.13  Confidentiality.......................................................40
9.14  Counterparts; Effectiveness...........................................40
9.15  Disclosure of Information.............................................40
9.16  The Borrowers as Co-Obligors..........................................40
9.17  Entire Agreement......................................................41


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                                    EXHIBITS

Exhibit A-1       Form of Parent Note
Exhibit A-2       Form of SICA Note
Exhibit B-1       Form of Notice of Borrowing
Exhibit B-2       Form of Notice of Conversion/Continuation
Exhibit C         Form of Compliance Certificate
Exhibit D         Form of Opinion of Pepper Hamilton LLP

                                    SCHEDULES

Schedule 4.7      Subsidiaries
Schedule 4.14     Environmental Matters
Schedule 4.18     Material Contracts
Schedule 7.2      Indebtedness
Schedule 7.3      Liens
Schedule 7.5      Investments
Schedule 7.7      Transactions with Affiliates


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                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT, dated as of the 22nd day of October, 1999 (this "Agreement"), is made between SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation with its principal offices in Branchville, New Jersey (the "Parent"), and SELECTIVE INSURANCE COMPANY OF AMERICA, a New Jersey corporation with its principal offices in Branchville, New Jersey ("SICA" and collectively with the Parent, the "Borrowers"), and FIRST UNION NATIONAL BANK ("First Union" or "Lender").

                                    RECITALS

A. The Borrowers have requested that the Lender make available to the Borrowers a revolving credit facility in the aggregate principal amount of $10,000,000. The Borrowers will use the proceeds of this facility to provide for working capital and general corporate purposes, repurchase shares of the Parent's common stock, finance permitted acquisitions and related transaction expenses, and to pay or reimburse certain fees and expenses in connection with the documentation, execution, delivery and performance of the Credit Documents, all as more fully described herein.

B. The Lender is willing to make available to the Borrowers the credit facility described herein subject to and on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

      "Account Designation Letter" shall mean a letter from the Parent to the Lender, duly completed and signed by an Authorized Officer and in form and substance reasonably satisfactory to the Lender, listing any one or more accounts to which the Borrowers may from time to time request the Lender to forward the proceeds of any Loans made hereunder.

      "Acquisition" shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Parent directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person (other than a Subsidiary), whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person (other than a Subsidiary) having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

      "Adjusted LIBOR Rate" shall mean, at any time with respect to any Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus (i) 0.7% (70 basis points) and (ii) 0.075% (7.5 basis points) utilization fee.

      "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person "control" shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such


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Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

      "Agreement" shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

      "Annual Statement" shall mean, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

      "Authorized Officer" shall mean, with respect to any action specified herein, any officer of a Borrower, as the case may be, duly authorized by resolution of the board of directors of such Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Lender by the secretary or an assistant secretary of such Borrower.

      "Bankruptcy Code" shall mean 11 U.S.C.ss.ss. 101 et seq., as amended from time to time, and any successor statute.

      "Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% (50 basis points) per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

      "Base Rate Loan" shall mean, at any time, any Loan that bears interest at such time at the Base Rate.

      "Borrowers" shall mean either the Parent or SICA.

      "Borrower Margin Stock" shall mean shares of capital stock of the Parent that are held by the Parent or any of its Subsidiaries and that constitute Margin Stock.

      "Borrowing" shall mean the incurrence by the Borrowers (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a Loan of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

      "Borrowing Date" shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

      "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market

      "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

      "Cash Equivalents" shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition, (ii) commercial paper issued by any Person


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organized under the laws of the United States of America, maturing within ninety
(90) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within ninety
(90) days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's Ratings Services or at least A2 or the equivalent thereof by Moody's Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause
(i) above.

      "Closing Date" shall mean October 22, 1999, the date on which this Agreement has become effective.

      "Combined Statutory Capital and Surplus" shall mean, at any time, the aggregate (without duplication) of Statutory and Capital Surplus of each Insurance Subsidiary at such time.

      "Commitment" shall mean $10,000,000, as such amount may be reduced pursuant to the terms hereof.

      "Compliance Certificate" shall mean a fully completed and duly executed certificate in substantially the form of Exhibit C-1 or Exhibit C-2, together with a Covenant Compliance Worksheet.

      "Consolidated Indebtedness" shall mean, as of the last day of any fiscal quarter, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the Parent's or any Subsidiary's balance sheet) of the Parent and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, excluding reimbursement obligations in respect of letters of credit issued for the benefit of any Insurance Subsidiary or the Parent in the ordinary course of its business to support the payment of obligations arising under insurance and reinsurance contracts and weather and similar swap agreements, but only in each case to the extent such letters of credit (i) are not drawn upon and (ii) are collateralized by cash or Cash Equivalents.

      "Consolidated Net Worth" shall mean, as of any date of determination, the net worth of the Parent and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, excluding any Disqualified Capital Stock.

      "Consolidated Total Capital" shall mean, as of any date of determination, Consolidated Net Worth as of such date plus Consolidated Indebtedness as of such date.

      "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Parent and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

      "Covenant Compliance Worksheet" shall mean a fully completed worksheet substantially in the form of Attachment A to Exhibit C-1 or Exhibit C-2.


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      "Credit Documents" shall mean this Agreement, the Note, the Fee Letter, any Hedge Agreement to which the Borrowers and Lender are parties, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Lender by or on behalf of the Borrowers or any of their respective Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

      "Default" shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

      "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

      "Dollars" or "$" shall mean dollars of the United States of America.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as the Parent or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

      "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan that results in liability under
Section 4201 or 4204 of ERISA, or the receipt by the Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Parent or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Parent or any ERISA Affiliate to enforce
Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Parent or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Parent or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Parent or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Parent or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Parent or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

      "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation,


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investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

      "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

      "Event of Default" shall have the meaning given to such term in Section
8.1.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender.

      "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any successor thereto.

      "Fee Letter" shall mean the letter from First Union to the Parent, dated October 22, 1999, relating to certain fees payable by the Borrowers in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

      "Financial Officer" shall mean, with respect to a Borrower, the chief financial officer, vice president - finance, principal accounting officer or treasurer of such Borrower.

      "First Union" shall mean First Union National Bank, and its successors and assigns.

      "GAAP" shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

      "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Hazardous Substances" shall mean any substances or materials (i) that are defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or


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otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (iv) that consist of underground or above ground storage tanks, whether empty, filled or partially filled with any substance, or (v) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

      "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

      "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date,
(ix) all Contingent Obligations of such Person and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

      "Insurance Regulatory Authority" shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

      "Insurance Subsidiary" shall mean any direct or indirect Subsidiary of the Parent the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile, and shall mean and include, without limitation, SICA, Selective Way Insurance Company, Selective Insurance Company of South Carolina, Selective Insurance Company of the Southeast, and Selective Insurance Company of New York.

      "Interest Period" shall have the meaning given to such term in Section
2.10.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "Investment Policy" shall mean the Investment Policy of the Insurance Subsidiaries as of the date hereof, as set forth in Schedule 7.5, together with such changes therein or additions thereto as are made by the Insurance Subsidiaries in good faith.

      "LIBOR Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

      "LIBOR Rate" shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Lender to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by First Union to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of the LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

      "Lender" shall mean First Union National Bank, and its successors and assigns

      "Lending Office" shall mean the office of the Lender designated as its "Lending Office" on its signature page hereto or such other office as may be otherwise designated in writing from time to time by the Lender to the Parent. The Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of the Lender.

      "Licenses" shall mean any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.

      "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

      "Loans" shall have the meaning given to such term in Section 2.1.

      "Margin Stock" shall have the meaning given to such term in Regulation U.

      "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), operations, prospects, business, properties or assets of, as the case may be, the Parent and its Subsidiaries, taken as a whole.

      "Material Adverse Effect" shall mean a material adverse effect upon (i) the condition (financial or otherwise), operations, prospects, business, properties or assets of the Parent and its Subsidiaries, taken as a whole, (ii) the ability of the Parent or any Subsidiary to perform its obligations in any material respect under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Lender hereunder and thereunder.

      "Material Contract" shall have the meaning given to such term in Section 4.18.

      "Maturity Date" shall mean June 30, 2000 or such later date to which the Maturity Date may be extended pursuant to Section 2.18.

      "Money Market Loan" shall mean, at any time, any Loan that bears interest at such time at the Money Market Rate for such Loan.

      "Money Market Rate" for a Loan shall mean a daily fluctuating uncommitted advised rate for the Interest Period for such Loan offered by the Lender and accepted by the Borrowers.

      "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

      "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.

      "Net Amount Recoverable from Reinsurers" shall mean, as to any Insurance Subsidiary, as of any time, the amount as shown on Schedule F - Part 3, column 13 of the Annual Statement of such Insurance Subsidiary, or an amount determined in a consistent manner as of any date other than one as of which an Annual Statement is prepared.

      "Note" shall mean the promissory note of the Borrowers in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

      "Notice of Borrowing" shall have the meaning given to such term in Section 2.2(c).

      "Notice of Conversion/Continuation" shall have the meaning given to such term in Section 2.11(b).

      "Obligations" shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, and all fees, reasonable expenses, indemnities and other obligations owing, due or payable at any time by the Borrowers to the Lender or any other Participant pursuant to Section 9.7 entitled thereto, under this Agreement or any of the other Credit Documents.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

      "Permitted Acquisition" shall mean (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired shall be within the permitted lines of business described in Section 7.8, (ii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the acquisition is effected through a merger or consolidation) shall be the Parent or a Subsidiary, and (iii) all of the conditions and requirements of Section 5.9 applicable to such Acquisition are satisfied; or (b) any other Acquisition to which the Lender shall have given its prior written consent (which consent may be in its sole discretion and may be given subject to such additional terms and conditions as the Lender shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 5.9, and in or pursuant to any such consent, have been satisfied or waived in writing by the Lender.

      "Permitted Liens" shall have the meaning given to such term in Section
7.3.

      "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

      "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Parent or any ERISA Affiliate may have any liability.

      "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

      "Quarterly Statement" shall mean, with respect to any Insurance Subsidiary for any fiscal quarter, the quarterly financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

      "Regulations D, T, U and X" shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

      "Reinsurance Agreement" shall mean any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary or under a reinsurance agreement assumed by such Insurance Subsidiary.

      "Reinsurance Premiums Ceded" shall mean, for any Insurance Subsidiary, for any period, the amount as shown on Schedule F -Part 3, column 1 of the Annual Statement of such Insurance Subsidiary, or an amount determined in a manner consistent for any period other than one for which an Annual Statement is prepared.

      "Reportable Event" shall mean (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under,
Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

      "Requirement of Law" shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational documents of such Person, and (ii) (a) any statute, law, treaty, rule or regulation in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents, and (b) any order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority which, by its terms, is expressly applicable to or binding upon such Person or any of its property, or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

      "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to First Union under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

      "Responsible Officer" shall mean, with respect to either Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of such Borrower in respect of this Agreement.

      "Significant Subsidiary" shall mean each of (i) the Insurance Subsidiaries and (ii) any other Subsidiary within the meaning in Regulation S-X promulgated by the Securities and Exchange Commission.

      "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill Companies, Inc., its successors and assigns.

      "Statutory Accounting Practices" or "SAP" shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its state of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent statutory financial statements described in
Section 4.11(e) (except where changes are required by the relevant Insurance Regulatory Authority) and the Annual Statement.

      "Statutory Capital and Surplus" shall mean, as to any Insurance Subsidiary, as of any date, the amount shown on line 27, column 1, page 3 of the Annual Statement of such Insurance Subsidiary, or the sum of amounts determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

      "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Parent.

      "Surplus Relief Reinsurance Agreement" shall mean any agreement or other arrangement whereby any Insurance Subsidiary cedes business under a reinsurance agreement that would not be considered a transaction that indemnifies an insurer against loss or liability relating to insurance risk, as determined in accordance with Statement of Financial Accounting Standards No. 113 ("FAS 113") issued by the Financial Accounting Standards Board (without regard to the effective date of FAS 113).

      "Termination Date" shall mean the Maturity Date or such earlier date of termination of the Commitment pursuant to Section 2.5 or Section 8.2.

      "Type" shall have the meaning given to such term in Section 2.2(a)

      "Unfunded Pension Liability" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

      "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

      1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them pursuant to, and all financial computations shall be made in accordance with, GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, SAP) as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Parent and any such Insurance Subsidiary. Notwithstanding the foregoing, in the event that any changes in GAAP or SAP after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants contained in Article VI, such changes shall be followed in the computation of such financial covenants only from and after the date this Agreement shall have been amended to take into account any such changes, provided the parties agree to negotiate in good faith to so amend this Agreement as soon as practicable after such a change. References to amounts on particular exhibits, schedules, lines, pages and columns of any Annual Statement or Quarterly Statement are based on the format promulgated by the NAIC for the 1998 Annual Statements and Quarterly Statements. In the event such format is changed in future years so that different information is contained in such items or they no longer exist, or if the Annual Statement or Quarterly Statement is replaced by the NAIC or by any Insurance Regulatory Authority after the date hereof such that different forms of financial statements are required to be furnished by any Insurance Subsidiary in lieu thereof, such references shall be to information consistent with that reported in the referenced item in the 1998 Annual Statements or Quarterly Statements, as the case may be.

      1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

      2.1 Commitment. The Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Loan," and collectively, the "Loans") to the Borrowers, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than its Commitment at such time, provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto, the aggregate principal amount of Loans outstanding at such time would exceed the Commitment at such time. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Loans.

      2.2 Borrowings.

      (a) The Loans shall, at the option of the requesting Borrower and subject to the terms and conditions of this Agreement, be either (i) Base Rate Loans,
(ii) LIBOR Loans or (iii) Money Market Loans (each, a "Type" of Loan), provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no Borrowing of LIBOR Loans may be made at any time prior to the second Business Day after the Closing Date.

      (b) A Borrower may request that the Lender make one or more Loans at a Money Market Rate. If the Lender, in its sole discretion, offers such Borrower a Money Market Rate and if the Lender and such Borrower agree upon a Money Market Rate, the Loan or Loans requested shall bear interest at the Money Market Rate for the Interest Period or Interest Periods applicable thereto. The Borrowers expressly agree that: (i) the Lender shall have no obligation to make Loans available to the Borrowers at a Money Market Rate, (ii) the determination whether to offer a Money Market Rate to the Borrowers and to make a Loan bearing interest at a Money Market Rate is in the sole discretion of the Lender, and
(iii) the Lender shall have no liability if it shall decide for any reason, not to offer a Money Market Rate to the Borrowers if the Lender and the requesting Borrower do not agree to a Money Market Rate.

      (c) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the requesting Borrower will give the Lender written notice not later than 11:00 a.m., Charlotte time, two (2) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than 10:00 a.m., Charlotte time, the same Business Day prior to each Borrowing to be comprised of Base Rate Loans or Money Market Loans; provided, however, that the request for the Borrowing of the Loan to be made on the Closing Date may, at the discretion of the Lender, be given later than the times specified hereinabove. Each such notice (each, a "Notice of Borrowing") shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans or Money Market Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of such Borrowing (the "Borrowing Date"), which shall be a Business Day. Notwithstanding anything to the contrary contained herein:

            (i) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans or Money Market Loans shall not be less than $750,000 or, if greater, an integral multiple of $250,000 in excess thereof;

            (ii) if the requesting Borrower shall have failed to designate the Type of Loans comprising a Borrowing, then such Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

            (iii) if the requesting Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one month;

      (d) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Lender will make such amounts available to the Borrower making such Borrowing.

      2.3 Disbursements.

      (a) The Borrowers hereby authorize the Lender to disburse the proceeds of each Borrowing to the Borrower making such Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Lender shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. Either Borrower may at any time deliver to the Lender an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

      (b) The Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided, however, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan to or for the account of the Lender in accordance with the terms of this Agreement.

      2.4 Note.

      (a) The Loans shall be evidenced by a Note appropriately completed in the form of Exhibit A by each Borrower.

      (b) The Note shall (i) be executed by each Borrower, (ii) be payable to the order of the Lender, (iii) be dated as of the Closing Date, (iv) be in a stated principal amount equal to the Commitment, (v) bear interest in accordance with the provisions of Section 2.8, as the same may be applicable from time to time to the Loans made by the Lender, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

      (c) The Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of its Note, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Loans evidenced thereby as of the date of transfer; provided, however, that the failure of the Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrowers' obligations under this Agreement or the Note.

      2.5 Termination of Commitment.

      (a) The Commitment shall be automatically and permanently terminated on the Termination Date (or on October 22, 1999, but only if the Closing Date shall not have occurred on or prior to such date).

      (b) At any time and from time to time after the date hereof, upon not less than five (5) Business Days' prior written notice to the Lender, the Borrower may terminate in whole or reduce in part the Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

      2.6 Mandatory Payments and Prepayments.

      (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

      (b) In the event that, at any time, the aggregate principal amount of Loans outstanding at such time shall exceed the Commitment at such time (after giving effect to any concurrent termination or reduction thereof), the Borrowers will immediately prepay, after having knowledge thereof, the outstanding principal amount of the Loans in the amount of such excess; provided, however, the Borrowers shall be entitled to select which Loans shall be prepaid.

      (c) Each payment or prepayment of a LIBOR Loan or Money Market Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.17 to be paid as a consequence thereof.

      2.7 Voluntary Prepayments. At any time and from time to time, the Borrowers shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Lender not later than 11:00 a.m., Charlotte time, two (2) Business Days prior to each intended prepayment of LIBOR Loans and Money Market Loans and the same Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $750,000 or, if greater, an integral multiple of $250,000 in excess thereof in the case of LIBOR Loans and Money Market Loans and an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof in the case of Base Rate Loans,
(ii) no partial prepayment of a LIBOR Loan made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loan under such Borrowing to less than $750,000 or to any greater amount not an integral multiple of $250,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan or a Money Market Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans or Money Market Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrowers to make such prepayment on the terms specified therein. Loans prepaid pursuant to this Section may be reborrowed, subject to the terms and conditions of this Agreement.

      2.8 Interest.

      (a) The Borrowers will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, (ii) at the Money Market Rate for such Loan offered by the Lender and accepted by the Borrowers as in effect from time to time during the Interest Period therefor, and (iii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

      (b) Upon the occurrence and during the continuance of an Event of Default as the result of failure by the Borrowers to pay any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall, at the option of the Lender, bear interest at a rate per annum equal to the Prime Rate applicable from time to time thereafter to such Loans plus 2% and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

      (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

            (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitment has been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

            (ii) in respect of each LIBOR Loan or Money Market Loan (including any LIBOR Loan or Money Market Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.10); provided, that in the event all of the LIBOR Loan or Money Market Loan made pursuant to a single Borrowing is repaid or prepaid in full, then accrued interest in respect of such LIBOR Loan or Money Market Loan shall be payable together with such repayment or prepayment on the date thereof; and

            (iii) in respect of any Loan, at the Maturity Date (whether pursuant to acceleration or otherwise) and, after the Maturity Date, on demand.

      (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to the Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of the Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by the Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting the Lender, if from time to time thereafter the amount of interest payable for the account of the Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by the Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of the Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

      (e) The Lender shall promptly notify the applicable Borrower upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate or Money Market Rate; provided, however, that the failure of the Lender to provide the applicable Borrower with any such notice shall not affect any obligations of such Borrower nor result in any liability on the part of the Lender to such Borrower. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

      2.9 Fees. The Borrowers agree to pay to the Lender:

      (a) A facility fee for each calendar month (or portion thereof) for the period from the date of this Agreement to the Termination Date, at a per annum rate equal to 0.15% on the Lender's Commitment calculated on the basis of a 360-day year for the actual days elapsed, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Termination Date; and

      (b) The fee described in the Fee Letter.

      2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower requesting the particular LIBOR Loan shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the applicable Borrower be, in the case of a Money Market Loan overnight to a thirty (30) day period and in the case of a LIBOR Loan, a one, two or three-month period; provided, however, that:

            (i) all LIBOR Loans or Money Market Loans comprising a single Borrowing shall at all times have the same Interest Period;

            (ii) the initial Interest Period for any LIBOR Loan or Money Market Loan shall commence on the date of the Borrowing of such LIBOR Loan or Money Market Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan or Money Market Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

            (iii) LIBOR Loans and Money Market Loans may not be outstanding under more than six (6) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

            (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

            (v) the Borrowers may not select any Interest Period that begins prior to the Closing Date or that expires after the Maturity Date;

            (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

            (vii) if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the applicable Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto

      2.11 Conversions and Continuations.

      (a) The Borrowers shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $750,000 or, if greater, an integral multiple of $250,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $750,000 or to any greater amount not an integral multiple of $250,000 in excess thereof, (y) except as otherwise provided in Section 2.15(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrowers will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof), and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

      (b) The applicable Borrower shall make each such election by giving the Lender written notice not later than 11:00 a.m., Charlotte time, two (2) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and not later than 10:00 a.m., Charlotte time, the same Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. In the event that the applicable Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the applicable Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the applicable Borrower shall be deemed to have selected an Interest Period with a duration of one month.

      2.12 Method of Payments; Computations.

      (a) All payments by the Borrowers hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Lender, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in Section 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

      (b) The Lender may, but shall not be obligated to, debit the amount of any such payment not made as and when required hereunder to any ordinary deposit account of either Borrower with the Lender (with prompt notice to such Borrower); provided, however, that the failure to give such notice shall not affect the validity of such debit by the Lender.

      (c) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (y) with respect to Base Rate Loans, 365 days and the actual number of days (including the first day, but excluding the last day) elapsed, and (z) with respect to LIBOR Loans and Money Market Loans, 360 days and the actual number of days (including the first day, but excluding the last day) elapsed.

      2.13 Recovery of Payments. Each Borrower agrees that to the extent such Borrower makes a payment or payments to or for the account of the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

      2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) for working capital and general corporate purposes, (ii) to repurchase shares of common stock of the Parent, (iii) finance Permitted Acquisitions and related transaction expenses and (iv) to pay or reimburse certain fees and expenses in connection with the closing of the transactions contemplated hereby.

      2.15 Increased Costs; Change in Circumstances; Illegality; etc.

      (a) If, at any time after the date hereof and from time to time, the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), shall (i) subject the Lender to any tax or other charge, or change the basis of taxation of payments to the Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income of the Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (other than as a result of any change in the Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, the Lender, or (iii) impose on the Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Loans or to reduce the amount of any sum received or receivable by the Lender hereunder, each Borrower will, promptly upon demand by the Lender therefor (which shall include a calculation in reasonable detail), pay to the Lender such additional amounts as shall compensate the Lender for such increase in costs or reduction in return. The Lender agrees to treat each Borrower in a manner consistent with other similarly situated borrowers.

      (b) If, at any time after the date hereof and from time to time, the Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline or request from any such

Governmental Authority (whether or not having the force of law), has or would have the effect, as a consequence of the Lender's Commitment or Loans, of reducing the rate of return on the capital of the Lender or any Person controlling the Lender to a level below that which the Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account the Lender's or controlling Person's policies with respect to capital adequacy), each Borrower will, promptly upon demand therefor by the Lender (which shall include a calculation in reasonable detail) therefor, pay to the Lender such additional amounts as will compensate the Lender or controlling Person for such reduction in return. The Lender agrees to treat each Borrower in a manner consistent with other similarly situated borrowers.

      (c) If, on or prior to the first day of any Interest Period, (y) the Lender shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Lender shall have determined that the rate of interest referred to in the definition of "LIBOR Rate" upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans during such Interest Period, the Lender will forthwith so notify the applicable Borrower. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and the Lender shall have so notified the applicable Borrower.

      (d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, the Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for the Lender to make or to continue to make or maintain LIBOR Loans, the Lender will forthwith so notify the applicable Borrower. Upon such notice, (i) each of the Lender's then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a Base Rate Loan, (ii) the obligation of the Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Lender has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to the Lender, be deemed to be a request for a Base Rate Loan, in each case until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the applicable Borrower.

      (e) Determinations by the Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith, are commercially reasonable and comply with the terms and conditions of this Agreement and with applicable law. No failure by the Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall require or be construed to require either Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

      2.16 Taxes.

      (a) Any and all payments by the Borrowers hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income and franchise taxes imposed on the Lender by the United States or any political subdivision or taxing authority thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower will make such deductions, (iii) such Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower will deliver to the Lender evidence of such payment.

      (b) Each Borrower will indemnify the Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

      (c) If the Lender subsequently recovers, or receives a net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of either Borrower or (ii) previously deducted by either Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Lender shall reimburse such Borrower to the extent of the amount of any such recovery or net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Borrower under this Section with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that such Borrower, upon the request of the Lender, agrees to repay to the Lender the amount paid over to such Borrower (together with any penalties, interest or other charges), in the event the Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Lender of the amount of any such recovery or net tax benefit shall, in the absence of manifest error, be conclusive and binding; provided, that such determination is made in good faith and is commercially reasonable.

      2.17 Compensation. Each Borrower will compensate the Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, reasonable expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund or maintain LIBOR Loans or Money Market Loans) that the Lender may incur or sustain
(i) if either Borrower does not consummate (other than due to a default by the Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan or Money Market Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan or Money Market Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan or Money Market Loan is not made on any date specified in a notice of prepayment given by the applicable Borrower or (iv) as a consequence of any other failure by the applicable Borrower to make any payments with respect to any LIBOR Loan or Money Market Loan when due hereunder. Calculation of all amounts payable to the Lender under this Section shall be made, in the case of LIBOR Loans, as though the Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. Determinations by the Lender for purposes of this Section of any such losses, expenses or liabilities shall, absent manifest error, be conclusive, provided that such determinations are made in good faith.

      2.18 Extension of Maturity Date. The Borrower may, by written notice accompanied with the financial statements required by Section 5.1(b) to the Lender, such notice given not less than 60 days nor more than 90 days (or such other time permitted by the Lender in its sole discretion) prior to June 30, 2000, advise the Lender that it requests an extension of the initial Maturity Date by not more than 364 days, effective as of June 30, 2000. The Lender in its sole and absolute discretion may grant such extension and shall notify the Borrower of its decision within 60 days after the Borrower's request.

                                  ARTICLE III

                             CONDITIONS OF BORROWING

      3.1 Conditions of Initial Borrowing. The obligation of the Lender to make a Loan as of the Closing Date is subject to the satisfaction of the following conditions precedent:

      (a) The Lender shall have received the following, each dated as of the Closing Date (unless otherwise specified):

            (i) A Note in the amount of the Commitment, duly completed in accordance with the relevant provisions of Section 2.4 and executed by each Borrower; and

            (ii) the favorable opinion of Pepper Hamilton LLP, counsel to the Parent, in substantially the form of Exhibit D, addressed to the Lender and addressing such other matters as the Lender may reasonably request.

      (b) The Lender shall have received a separate certificate with respect to each Borrower, signed by the president, the chief executive officer or the chief financial officer of such Borrower, in form and substance satisfactory to the Lender, certifying that (i) all representations and warranties of such Borrower, contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loan hereunder and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loan hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loan hereunder and the application of the proceeds thereof, no Material Adverse Change has occurred with respect to such Borrower, since December 31, 1998, and there exists no event, condition or state of facts that is reasonably likely to result in a Material Adverse Change with respect to such Borrower, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section and in
Section 3.2 have been satisfied or waived as required hereunder.

      (c) The Lender shall have received a certificate of the secretary or an assistant secretary of each Borrower, in form and substance satisfactory to the Lender, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of such Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of such Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of such Borrower authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Borrower executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

      (d) The Lender shall have received a certificate as of a recent date of the good standing of each of the Borrower and its Insurance Subsidiaries under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

      (e) The Lender shall have received a certificate of compliance as of a recent date of each Insurance Subsidiary issued by the Insurance Regulatory Authority of its jurisdiction of legal domicile and any other jurisdiction in which such Insurance Subsidiary is reasonably likely to be commercially domiciled as defined under the laws and regulations of such jurisdiction.

      (f) All legal matters, documentation, and corporate or other proceedings incident to the transactions contemplated hereby shall be satisfactory in form and substance to the Lender; all licenses approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not reasonably acceptable to the Lender, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Lender shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority with respect to the Borrowers, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect.

      (g) The Lender shall have received certified reports from an independent search service reasonably satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names either Borrower or any Insurance Subsidiary as debtor and the results thereof shall be reasonably satisfactory to the Lender.

      (h) Since December 31, 1998, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change with respect to either Borrower or any event, condition or state of facts that is reasonably likely to result in a Material Adverse Change with respect to either Borrower.

      (i) The Borrowers shall have paid (i) to the Lender, the unpaid balance of the fees described in the Fee Letter and the fees described in Section 2.9 and
(ii) all other fees and expenses of the Lender required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

      (j) The Lender shall have received the financial statements as described in Sections 4.11(a) and 4.11(d), all of which shall be in form and substance reasonably satisfactory to the Lender.

      (k) The Lender shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer of the Parent and in form and substance reasonably satisfactory to the Lender, demonstrating compliance with the financial covenants set forth in Sections 6.1 through 6.2.

      (l) The Lender shall be reasonably satisfied with the actuarial review and valuation statement of, and opinion as to the adequacy of, the loss and loss adjustment expense reserve positions as of December 31, 1998 of each Insurance Subsidiary, with respect to its insurance business then in force, prepared and given by an independent actuarial firm reasonably acceptable to the Lender; and such review, valuation and opinion shall not differ in any material and negative respect from any such materials previously delivered to the Lender.

      (m) The Lender shall have received satisfactory confirmation from A.M. Best & Company that the current rating of each Insurance Subsidiary is "A-" or better.

      (n) The Combined Statutory Capital and Surplus, calculated on a pro forma basis after giving effect to the consummation of the transactions contemplated hereby, shall not be less than $523,536,308 as of June 30,1999.

      (o) The Lender shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loan to be made hereunder.

      (p) The Lender shall have concluded its examination of the business of the Parent and its Subsidiaries, and the results thereof shall be reasonably satisfactory to the Lender.

      (q) The Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

      3.2 Conditions of All Borrowings. The obligation of the Lender to make any Loans hereunder, including the initial Borrowing, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

      (a) The Lender shall have received a Notice of Borrowing in accordance with Section 2.2(c);

      (b) Each of the representations and warranties contained in Article IV and in the other Credit Documents shall be true and correct on and as of such Borrowing Date (including the Closing Date, if the initial Borrowing is made on the Closing Date) with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such Borrowing Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and

      (c) No Default or Event of Default shall have occurred and be continuing on such Borrowing Date, both immediately before and after giving effect to the Loans to be made on such Borrowing Date.

      Each giving of a Notice of Borrowing and the consummation of each Borrowing shall be deemed to constitute a representation by the applicable Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      To induce the Lender to enter into this Agreement and to induce the Lender to extend the credit contemplated hereby, each Borrower represents and warrants to the Lender as follows:

      4.1 Corporate Organization and Power. Each of the Borrowers and the Parent's Significant Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

      4.2 Authorization; Enforceability. Each of the Borrowers has taken, or on the Closing Date will have taken, all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Borrower that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

      4.3 No Violation. The execution, delivery and performance by each Borrower of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other material Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any Material Contract to which it is a party, by which it or any of its properties is bound or to which it is subject, (iii) result in a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status of, or loss of any other rights with respect to, any Licenses applicable to the business, operations or properties of each Borrower and their respective Subsidiaries except where the revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status of, or loss of any other rights with respect to, any License would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets.

      4.4 Governmental and Third-Party Authorization; Permits.

      (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Borrower of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, and (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) Each of the Borrowers and the Parent's Significant Subsidiaries has, and is in good standing with respect to, all governmental approvals, Licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

      4.5 Litigation. There are (i) no actions, investigations, suits or proceedings pending or, to the knowledge of either Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, against either Borrower or any of the Parent's Significant Subsidiaries, or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) no actions, investigations, suits or proceedings pending against any Borrower or the Parent's Significant Subsidiaries or, to the knowledge of either Borrower, threatened against any Borrower or the Parent's Significant Subsidiaries, at law, in equity or in arbitration, before any court, other Governmental Authority, the Insurance Regulatory Authority or other Person, with respect to this Agreement or any of the other Credit Documents.

      4.6 Taxes. Each of the Borrowers and their respective Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of each Borrower and their respective Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of either Borrower, other investigation by any Governmental Authority of a material tax liability of either Borrower or any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of either Borrower or any of their respective Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Neither Borrower nor any of their Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

      4.7 Subsidiaries. Schedule 4.7 sets forth a list, as of the Closing Date, of all of the Subsidiaries of the Borrowers and, as to each such Subsidiary, the percentage ownership (direct and indirect) of each Borrower and each direct owner thereof. Except for the ownership interests expressly indicated on
Schedule 4.7, there are no ownership interests, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of either Borrower outstanding or reserved for any purpose. All outstanding ownership interests of each Subsidiary of each Borrower are duly and validly issued, fully paid and nonassessable.

      4.8 Full Disclosure. All factual information heretofore or contemporaneously furnished to the Lender in writing by or on behalf of either Borrower or any of their respective Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Lender in writing by or on behalf of the either Borrower or any of their respective Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

      4.9 Margin Regulations. Neither Borrower nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose in a manner that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

      4.10 No Material Adverse Change. There has been no Material Adverse Change since December 31, 1998, and there exists no event, condition or state of facts that is reasonably likely to result in a Material Adverse Change.

      4.11 Financial Matters. (a) The Parent has heretofore furnished to the Lender copies of (i) the audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 1998, 1997, and 1996, and the related statements of income, cash flows and stockholders' equity for the fiscal years then ended, together with the opinion of KPMG Peat Marwick thereon, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 1999, and the related statements of income, cash flows and stockholders' equity for the six-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the respective periods then ended. Except as fully reflected in (x) the most recent financial statements referred to above and the notes thereto, (y) the financial statements previously delivered pursuant to Section 5.1, or (z) any Form 8-K filed by the Parent with the Securities and Exchange Commission and previously delivered by the Parent to the Lender, there were, as of the date of the most recent financial statements described in the immediately foregoing clause (x) or (y) or, if later, the date of the most recently delivered Form 8-K, no material liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and since the date thereof neither the Parent nor any Subsidiary has incurred any liabilities or obligations that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

      (b) The unaudited pro forma balance sheet of the Parent as of June 30, 1999, a copy of which has heretofore been delivered to the Lender, gives pro forma effect to the consummation of the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet has been prepared in accordance with GAAP (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments) and, subject to stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly the financial condition of the Parent on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

      (c) Each of the Borrowers and their respective Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

      (d) The Parent has heretofore furnished to the Lender copies of (i) the Annual Statements of each of its Insurance Subsidiaries as of December 31, 1998, 1997 and 1996, and for the fiscal years then ended, and (ii) the Quarterly Statements of each of its Insurance Subsidiaries as of the end of the first two fiscal quarters of 1999, and for the end of the fiscal quarters then ended, each as filed with the relevant Insurance Regulatory Authority. The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP where required (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fairly disclose all of its material transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

      4.12 Ownership of Properties. Each of the Borrower and their respective Subsidiaries (i) has good and marketable title to all real property owned by it,
(ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (iii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iv) has good title to all of its other properties and assets, in each case under
(i), (ii), (iii) and (iv) above free and clear of all Liens other than Permitted Liens.

      4.13 ERISA.

      (a) Each of the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event giving rise to any material liabilities (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Parent, is reasonably expected to occur with respect to any Plan. No Plan has any material Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Parent nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.

      (b) Neither the Parent nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan with respect to which any material liability remains unpaid, and neither the Parent nor any ERISA Affiliate would become subject to any material liability under ERISA if the Parent or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in "reorganization" or is "insolvent" within the meaning of such terms under ERISA.

      4.14 Environmental Matters. (a) No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by either Borrower or any of their respective Subsidiaries or, to the knowledge of the Borrowers, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, except in material compliance with all applicable Environmental Laws, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of either Borrower or any of their respective Subsidiaries has been or is presently the subject of an environmental audit, assessment or remedial action.

      (a) No portion of any real property, leased or owned, of either Borrower or any of their respective Subsidiaries has been used by either Borrower or any of their respective Subsidiaries or, to the knowledge of either Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by either Borrower or any of their respective Subsidiaries has, pursuant to any Environmental Law, been placed on the

"National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems; and, except as set forth on Schedule 4.14, there are not and, to the knowledge of either Borrower have never been, any underground storage tanks situated on any real property, leased or owned, of either Borrower or any of their respective Subsidiaries.

      (b) All activities and operations of the Borrowers and their Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Borrowers and their respective Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Borrowers and their respective Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of either Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

      4.15 Compliance With Laws. Each of the Borrowers and their respective Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority and Insurance Regulatory Authority, as the case may be, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

      4.16 Regulated Industries. Neither Borrower nor any of their Subsidiaries is (i) an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.17 Insurance. The assets, properties and business of the Borrowers and their respective Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

      4.18 Material Contracts. Schedule 4.18 lists, as of the Closing Date, each "material contract" (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which either Borrower or any of their respective Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, "Material Contracts"), and also indicates the parties, subject matter and term thereof. As of the Closing Date, (i) assuming the due authorization, execution and delivery by the other parties thereto, each Material Contract is in full force and effect and is enforceable by the applicable Borrower or the applicable Subsidiary in accordance with its terms against the other parties thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing, and (ii) neither Borrower nor any of their respective Subsidiaries (nor, to the knowledge of either Borrower, any other party thereto) is in material breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

      4.19 Year 2000 Compatibility. Any reprogramming required to permit the proper functioning, before, on and after January 1, 2000, of (i) the computer-based systems of each of the Borrowers and their respective Subsidiaries and (ii) equipment containing embedded microchips (including, to our knowledge, systems and equipment supplied by others or with which the systems of each of the Borrowers and their respective Subsidiaries interface), and the testing of all such systems and equipment, as so reprogrammed, will be completed by December

31, 1999, except where such failure to properly function will not result in a Default or Material Adverse Effect. The cost to each of the Borrowers and their respective Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the year 2000 to each of the Borrowers and their respective Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of each of the Borrowers and their respective Subsidiaries are and, with ordinary course upgrading and maintenance will continue for the term of this Agreement to be, sufficient to permit each of the Borrowers and their respective Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

      4.20 Reinsurance Agreements. Each Reinsurance Agreement is in full force and effect; none of the Insurance Subsidiaries and no other party thereto, is in breach of or default under any such contract, other than breaches and defaults that are being contested in good faith and by proper proceedings; and each Borrower has no reason to believe that the financial condition of any other party to any such contract is impaired such that a default thereunder by such party could reasonably be anticipated. Each Reinsurance Agreement is qualified under all applicable Requirements of Law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant Annual Statement or Quarterly Statement at the time prepared, except where the failure to receive such statutory credit is not reasonably likely to have a Material Adverse Effect. There are no assumption reinsurance contracts or arrangements entered into by any Insurance Subsidiary or either Borrower in which an Insurance Subsidiary or either Borrower has ceded risk to any other Person which are material, individually or in the aggregate, to either Borrower or its Subsidiaries, taken as a whole.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

      Each Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      5.1 Financial Statements. The Parent will deliver to the Lender:

      (a) As soon as available and in any event within the earlier of ten (10) days after filing with the Securities Exchange Commission and fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, unaudited consolidated balance sheets of the Parent and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders' equity for the Parent and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

      (b) As soon as available and in any event within the earlier of ten (10) days after filing with the Securities Exchange Commission and one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 1999, an audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders' equity for the Parent and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all in reasonable detail and certified by the independent certified public accounting firm regularly retained by the Parent or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Lender, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Parent and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Parent and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination.

      5.2 Statutory Financial Statements. The Parent will deliver to the Lender:

      (a) As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, a Quarterly Statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP; and

      (b) As soon as available and in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 1999, (i) an Annual Statement of each Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP; and

      (c) As soon as available and in any event within one hundred thirty-five
(135) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 1999, the combined Annual Statement of the Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP.

      5.3 Other Business and Financial Information. The Parent will deliver, or cause to be delivered, to the Lender:

      (a) Concurrently with each delivery of the financial statements described in Sections 5.1 and 5.2, a Compliance Certificate in substantially the form of Exhibit C with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Parent, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 6.1 and 6.2 as of the last day of the period covered by such financial statements;

      (b) Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 1999, a copy of each Insurance Subsidiary's "Statement of Actuarial Opinion" (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary's loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith, each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary's jurisdiction of domicile;

      (c) Promptly upon receipt thereof, copies of any "management letter" submitted to either Borrower or any of their respective Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from either Borrower or such Subsidiary, as the case may be, in respect thereof;

      (d) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that either Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that either Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by either Borrower or any of its Subsidiaries to the public concerning material developments in the business of either Borrower or any of their respective Subsidiaries;

(iv) all significant filings made under applicable state insurance holding company acts by the Borrowers or any of their respective Subsidiaries, including, without limitation, filings seeking approval of material transactions with Affiliates; and (vi) all material information sent to rating agencies, including without limitation Moody's, Standard & Poor's, A.M. Best & Company and Duff & Phelps Rating Co.

      (e) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of either Borrower obtaining knowledge thereof, written notice of any of the following:

            (i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of either Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the applicable Borrower has taken and proposes to take with respect thereto;

            (ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting either Borrower or any of their respective Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this subsection;

            (iii) the receipt by either Borrower or any of their respective Subsidiaries from any Governmental Authority or Insurance Regulatory Authority of (y) any written notice asserting any failure by either Borrower or their respective Subsidiaries to be in compliance with applicable Requirements of Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or that threatens the taking of any action against either Borrower or their respective Subsidiaries or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect;

            (iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Parent, specifying the details of such ERISA Event and the action that the Parent has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Parent or its ERISA Affiliate, as the case may be, with respect to such ERISA Event;

            (v) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which either Borrower or any of their respective Subsidiaries is a party, where such default or the termination or cancellation thereof is reasonably likely to have a Material Adverse Effect;

            (vi) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting either Borrower or any of their respective Subsidiaries or any of their respective real property, leased or owned; (y) the receipt by either Borrower or any of their respective Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or (z) the taking of any remedial action by either Borrower, any of their respective Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by either Borrower or any of their respective Subsidiaries; but in each case under clauses (x),
      (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect;

            (vii) the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would be reasonably likely to have a Material Adverse Effect; and

            (viii) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the applicable Borrower, as the case may be, setting forth the nature and period of existence thereof and the action that the applicable Borrower, as the case may be, has taken and proposes to take with respect thereto;

      (f) Promptly, notice of (i) the occurrence of any material amendment or modification (other than expiration) to any Reinsurance Agreement (whether entered into before or after the Closing Date), including any such agreements that are in a runoff mode on the Closing Date, which amendment or modification would be reasonably likely to have a Material Adverse Effect, or (ii) the receipt by either Borrower or any of their respective Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party which would be reasonably likely to have a Material Adverse Effect;

      (g) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of either Borrower or any of their respective Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Lender may from time to time reasonably request.

      5.4 Corporate Existence; Franchises; Maintenance of Properties. The Borrowers will, and the Borrowers will cause each of their respective Subsidiaries to, (i) maintain and preserve in full force and effect their respective organizational or corporate existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, Licenses, franchises, permits, certifications, approvals, authorizations required by Governmental Authorities or the Insurance Regulatory Authority, as the case may be, and necessary to the ownership, occupation or use of their respective properties or the conduct of their respective business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or where the failure to so comply with this clause (iii) is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

      5.5 Compliance with Laws. The Borrowers will, and will cause each of their respective Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of their respective business and the ownership and operation of their respective properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

      5.6 Payment of Obligations. The Borrowers will, and will cause each of their respective Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their respective income or profits or upon any of their respective properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of either Borrower; provided, however, that neither Borrower nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP or SAP, as the case may be.

      5.7 Insurance. The Borrowers will, and will cause each of their respective Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

      5.8 Maintenance of Books and Records; Inspection. The Borrowers will, and will cause each of their respective Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to their respective business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as the case may be, and in compliance with the requirements of any Governmental Authority having jurisdiction over them, and

(ii) permit employees or agents of the Lender to inspect their respective properties and examine or audit their respective books, records, working papers and accounts and make copies and memoranda of them, and to discuss their respective affairs, finances and accounts with their respective officers and employees and, upon notice to the applicable Borrower, as the case may be, the independent public accountants of such Borrower, and its Subsidiaries (and by this provision each Borrower authorizes such accountants to discuss the finances and affairs of such Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

      5.9 Permitted Acquisitions. Subject to the requirements contained in the definition of Permitted Acquisition, and subject to the other terms and conditions of this Agreement, the Parent may from time to time on or after the Closing Date effect Permitted Acquisitions, provided that, with respect to each Permitted Acquisition no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto.

      5.10 Year 2000 Compatibility. Each Borrower will, and will cause each of its respective Subsidiaries to, use its best efforts to take all action necessary to ensure that its computer-based systems are able to operate and effectively process data including dates on and after January 1, 2000. At the request of the Lender, each Borrower will provide reasonable assurance of its Year 2000 compatibility.

      5.11 Further Assurances. The Borrowers will, and will cause each of their respective Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lender under this Agreement and the other Credit Documents.

                                   ARTICLE VI

                               FINANCIAL COVENANTS

      Each Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      6.1 Minimum Combined Statutory Capital and Surplus. The Combined Statutory Capital and Surplus of the Insurance Subsidiaries, as of the last day of any fiscal quarter beginning with the fiscal quarter ending December 31, 1999, will not be less than 70% of Combined Statutory Capital and Surplus as of June 30, 1999.

      6.2 Maximum Consolidated Debt to Total Capitalization. The ratio of Consolidated Indebtedness to Consolidated Total Capital as of any date of determination, will not be greater than 30%.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

      Each Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      7.1 Merger; Consolidation. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

            (i) the Parent may merge or consolidate with another Person so long as (x) the Parent is the surviving entity, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto and the applicable conditions and requirements of Section
      5.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

            (ii) any Subsidiary may merge or consolidate with another Person so long as (x) the surviving entity is a Borrower or a Subsidiary, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto and the applicable conditions and requirements of Section
      5.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist.

      7.2 Indebtedness. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

            (i) Indebtedness incurred by the Parent, provided that as of the last day of the fiscal quarter ending on or immediately prior the date of the incurrence of any such Indebtedness, (A) Parent is in compliance with the financial covenant contained in Section 6.2 and (B) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness;

            (ii) Indebtedness incurred under this Agreement and the Note;

            (iii) Indebtedness incurred under the Summit Bank and State Street Bank and Trust Company credit facilities;

            (iv) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

            (v) loans and advances by either Borrower or any Subsidiary to any other Subsidiary or by any Subsidiary to either Borrower, provided that any such loan or advance is subordinated in right and time of payment to the Obligations;

            (vi) purchase money Indebtedness of either Borrower and their respective Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (iv)), which Indebtedness shall not exceed $5,000,000 in aggregate principal amount outstanding at any time;

            (vii) unsecured Indebtedness of the Parent issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, or Rule 144A thereunder or in a private placement exempt from registration thereunder; provided that such Indebtedness (a) shall not require any scheduled payment of principal prior to the first anniversary of the Maturity Date, (b) shall not yield proceeds in excess of $125,000,000 and (c) no Default or Event of Default shall have occurred and be continuing or would result from the issuance of such Indebtedness;

            (viii) other unsecured Indebtedness not exceeding $25,000,000 in aggregate principal amount outstanding at any time;

            (ix) Indebtedness in connection with Permitted Liens; and

            (x) Indebtedness existing on the Closing Date and described in
      Schedule 7.2.

      7.3 Liens. The Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "Permitted Liens"):

            (i) Liens in existence on the Closing Date and set forth on Schedule 7.3;

            (ii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

            (iii) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(i)) incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

            (iv) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

            (v) Liens securing the purchase money Indebtedness permitted under clause (iv) of Section 7.2, provided that any such Lien (a) shall not exceed the greater of (y) the fair market value of such property or (z) the cost thereof to the applicable Borrower or such Subsidiary and (b) shall not encumber any other property of such Borrower or any of its Subsidiaries;

            (vi) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

            (vii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

            (viii) Liens on Borrower Margin Stock, to the extent the fair market value thereof exceeds 25% of the fair market value of the assets of the applicable Borrower and its Subsidiaries (including Borrower Margin Stock); and

            (ix) with respect to any real property occupied by either Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes.

      7.4 Disposition of Assets. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary) or enter into any arrangement with any Person providing for the lease by such Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by such Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

            (i) sales of inventory and licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

            (ii) the sale or exchange of used or obsolete equipment to the extent (y) the proceeds of such sale are applied towards, or such equipment is exchanged for, replacement equipment or (z) such equipment is no longer necessary for the operations of such Borrower or its applicable Subsidiary in the ordinary course of business;

            (iii) the sale by Parent and its Subsidiaries of (x) the capital stock or all or any portion of the assets, business or properties of a Subsidiary that is not a Significant Subsidiary; (y) any asset or group of assets of an Insurance Subsidiary constituting less than (A) in any single transaction or series of related transactions, ten percent (10%) of Combined Statutory Capital and Surplus as of the last day of the fiscal quarter ending on or immediately prior to the date of such sale, and (B) during the term of this Agreement, in the aggregate with all such other sales pursuant to this clause (iii), thirty percent (30%) of Combined Statutory Capital and Surplus as of the end of the immediately preceding fiscal quarter ending on or immediately prior to the date of such sale; and (z) any asset or group of assets of a non-Insurance Subsidiary constituting less than (A) in any single transaction or series of related transactions, ten percent (10%) of the total assets of the Parent and its Subsidiaries on a consolidated basis, determined in accordance with GAAP as of the last day of the fiscal quarter ending on or immediately prior to the date of such sale, and (B) during the term of this Agreement, in the aggregate with all such other sales pursuant to this clause (iii), thirty percent (30%) of the total assets of the Parent and its Subsidiaries on a consolidated basis, determined in accordance with GAAP as of the end of the immediately preceding fiscal quarter; provided in the case of any sale pursuant to this clause (iii) that immediately after giving effect thereto, no Default or Event of Default would exist; and

            (iv) the sale, lease or other disposition of assets by a Subsidiary of either Borrower to the other Borrower or to a Subsidiary of either Borrower if, immediately after giving effect thereto, no Default or Event of Default would exist.

      7.5 Investments and Acquisitions. The Parent will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

            (i) Investments by the Borrowers and their respective Subsidiaries to the extent permitted under applicable Requirements of Law and in compliance at all times with the: (A) the requirements of the Lloyd's insurance market, if applicable, (B) all applicable insurance laws and regulations of any other relevant jurisdictions relating to investments by an Insurance Subsidiary and (C) the limitations set forth in the Investment Policy;

            (ii) any Investment by either Borrower, provided (A) that during the term of this Agreement, any such Investment pursuant to this clause (ii) does not exceed in the aggregate with all other Investments pursuant to this clause (ii) twenty percent (20%) of Combined Statutory Capital and Surplus as of the end of the immediately preceding fiscal quarter ending on or immediately prior to the date of any such Investment, and (B) that immediately after giving effect thereto, no Default or Event of Default would exist;

            (iii) Borrowers' proposed joint venture with Delaware Valley Underwriters Association; provided, that Borrowers' Investment in such joint venture does not exceed $1,000,000 in any one year or $5,000,000 in the aggregate;

            (iv) Permitted Acquisitions; and

            (v) Investments existing on the Closing Date and described in
      Schedule 7.5.

      7.6 Restricted Payments. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock or set aside funds for any of the foregoing, except that:

            (i) the Parent may declare and make dividend payments or other distributions payable solely in its common stock;

            (ii) the Parent may declare and pay cash dividends and distributions so long as immediately before the payment thereof, and after giving effect to the payment thereto, no Default or Event of Default has occurred and is continuing; and

            (iii) each Subsidiary of either Borrower may declare and make dividend payments or other distributions to either Borrower or another Subsidiary of either Borrower; provided that no dividend payment or other distribution may be made to any Subsidiary of either Borrower to the extent such Subsidiary has any restriction or encumbrance on its ability to make any dividend payment or other distribution to either Borrower.

      7.7 Transactions with Affiliates. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of such Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of such Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit transactions described on Schedule 7.7 or otherwise expressly permitted under this Agreement.

      7.8 Lines of Business. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, engage in any business other than the businesses engaged in by it on the date hereof and businesses and activities reasonably related thereto.

      7.9 Certain Amendments. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to amend, modify or change any provision of its articles or certificate of organization or operating agreement, or the terms of any class or series of its Capital Stock, other than in a manner that is not reasonably likely to materially adversely affect the Lender.

      7.10 Limitation on Certain Restrictions. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on the ability of any Subsidiary of either Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to either Borrower or any other Subsidiary, to make loans or advances to either Borrower or any other Subsidiary, or to transfer any of its assets or properties to either Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

      7.11 Fiscal Year The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

      7.12 Accounting Changes. The Borrowers will not, and will not permit or cause any of their respective Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as the case may be.

      7.13 Ratings. The Borrowers will not permit or cause the rating and financial strength rating of any Insurance Subsidiary by A.M. Best & Company and Standard & Poor's, respectively, to be lower than "A-" at any time.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

      8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

      (a) Either Borrower shall fail to pay any principal of any Loan when due, or either Borrower shall fail to pay any interest, any fee or any other Obligation on any Loan within five (5) Business Days after any such amount becomes due in accordance with the terms hereof;

      (b) Either Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 5.2 or 5.3(i) or in Article VI or Article VII;

      (c) Either Borrower or any of their respective Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure (i) is deemed by the terms of the relevant Credit Document to constitute an Event of Default or
(ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of either Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Lender to such Borrower;

      (d) Any representation or warranty made or deemed made by or on behalf of either Borrower or any of their respective Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

      (e) Either Borrower or any of their respective Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $5,000,000, or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), the Indebtedness referred to in clause (i) to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

      (f) Either Borrower or any of the Parent's Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code, the insurance laws applicable to any Insurance Subsidiary, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or
(vi) take any corporate action to authorize or approve any of the foregoing;

      (g) Any involuntary petition or case shall be filed or commenced against either Borrower, any of the Parent's Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code, the insurance laws applicable to any Insurance Subsidiary, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

      (h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $5,000,000 shall be entered or filed against either Borrower or any of their respective Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

      (i) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Parent and the respective ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) that has or would be reasonably likely to have a Material Adverse Effect;

      (j) Any one or more Licenses, permits, accreditations or authorizations of either Borrower, any of the Parent's Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by either Borrower, any of the Parent's Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

      (k) Any one or more Environmental Claims shall have been asserted against either Borrower or any of their respective Subsidiaries (or a reasonable basis shall exist therefor); either Borrower has incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

      (l) Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Parent representing 20% or more of the combined voting power of the then outstanding securities of such Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (ii) the Board of Directors of either Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of such Borrower as of the date hereof (or their replacements approved as herein required); or (iii) the Parent shall cease to own directly 100% of the issued and outstanding capital stock of SICA.

      8.2 Remedies: Termination of Commitment, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions at the same or different times:

      (a) Declare the Commitment to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g), the Commitment shall automatically be terminated);

      (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Note and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g), all of the outstanding principal amount of the Loans and all other amounts described in this subsection
(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower); and

      (c) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

      8.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may, and is hereby authorized by each Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by each Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by the Lender to or for the credit or the account of such Borrower against any or all of the Obligations now or hereafter existing, whether or not such Obligations may be contingent or unmatured, each Borrower hereby granting to the Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. The Lender agrees promptly to notify the applicable Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Fees and Expenses. Each Borrower, jointly and severally, agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Lender) in connection with (y) the preparation, negotiation, execution, and delivery of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (z) the administration, monitoring and review of the Loans (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Lender at any time, whether before or after the Closing, to render opinions concerning the financial condition of each Borrower), (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) in connection with (y) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

      9.2 Indemnification. Each Borrower, jointly and severally, agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Lender and its directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, "Indemnified Costs"), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned or leased by either Borrower or any of their respective Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrowers, as and when incurred and upon demand.

      9.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (EXCLUDING NEW YORK GENERAL OBLIGATIONS LAW ss.5-1401). THE PARTIES HERETO HEREBY DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $250,000; AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON NEW YORK GENERAL OBLIGATIONS LAW ss. 5-1401. NOTWITHSTANDING THE FOREGOING CHOICE OF LAW, THE BORROWERS HEREBY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA OR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE LENDER OR EITHER BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR EITHER BORROWER. EACH BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

      9.4 Waiver of Jury Trial.

      TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE BORROWERS AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      9.5 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

                  (a) if to the Borrowers, to Selective Insurance Group, Inc.,
            40 Wantage Avenue, Branchville, New Jersey 07890, Attention: David
            B. Merclean, Chief Financial Officer, Telecopy No. (973) 948-0282, with a copy to Selective Insurance Group, Inc. Attention: Thornton
            R. Land, General Counsel, Telecopy No. (973) 948-0282;

                  (b) if to the Lender, to First Union National Bank, Financial
            Institutions Group, 1339 Chestnut Street, PA 4819, Philadelphia, Pennsylvania 19101-4819, Attention: Joseph DiFrancesco, Telecopy No.
            (215)- 786-4114;

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, or telecopied, when delivered for overnight delivery, or transmitted by telecopier, respectively, or
(iii) if delivered by hand, upon delivery; provided that notices and communications to the Lender shall not be effective until received by the Lender.

      9.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by either Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Lender, and then the same shall be effective only in the specific instance and for the specific purpose for which given

      9.7 Assignments, Participations.

      (a) The Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it, the Note held by it); provided, however, that any such assignment (other than an assignment to an Affiliate of the Lender) shall not be made without the prior written consent of the Parent, which consent shall not be unreasonably withheld (provided that the Parent's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing).

      (b) The Lender may, without the consent of the Borrowers, sell to one or more other Persons (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the outstanding Loans made by it, the Note); provided, however, that the Lender's obligations under this Agreement shall remain unchanged and the Lender shall remain solely responsible for the performance of such obligations, and no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant's rights against the Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrowers hereunder shall be determined as if the Lender had not granted such participation.

      (c) Nothing in this Agreement shall be construed to prohibit the Lender from pledging or assigning all or any portion of its rights and interest hereunder or under the Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release the Lender from any of its obligations hereunder.

      (d) The Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrowers furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant shall keep such information confidential to the same extent required of the Lender under Section 9.13.

      9.8 No Waiver. The rights and remedies of the Lender expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Borrowers and the Lender or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

      9.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrowers shall not sell, assign or transfer any of its respective rights, interests, duties or obligations under this Agreement without the prior written consent of the Lender and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 9.7.

      9.10 Survival. All representations, warranties and agreements made by or on behalf of, or with respect to, each of the Borrowers or any of their respective Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of Sections 2.15(a), 2.15(b), 2.16, 2.17, 9.1 and 9.2, shall survive the payment in full of all Loans, the termination of the Commitment, and any termination of this Agreement or any of the other Credit Documents.

      9.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

      9.12 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

      9.13 Confidentiality. The Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrowers or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that the Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court, other Governmental Authority or Insurance Regulatory Authority having or asserting jurisdiction over the Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (v) pursuant to and in accordance with the provisions of
Section 9.7(d).

      9.14 Counterparts; Effectiveness. This Agreement may be executed (including by facsimile) in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Lender and the Borrowers of written or telephonic notification of such execution and authorization of delivery thereof.

      9.15 Disclosure of Information. Each Borrower agrees and consents to the Lender's disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

      9.16 The Borrowers as Co-Obligors.

      (a) All of the Obligations of the Borrowers hereunder are joint and several in each and every particular. The Obligations of the Borrowers are independent of each other, and a separate action or actions may be brought and prosecuted against either Borrower to enforce this Agreement, irrespective of whether any action is brought against the other Borrower or whether the other Borrower is joined in any such action or actions.

      (b) The Borrowers, jointly and severally as hereinafter described, hereby irrevocably and unconditionally accept, not merely as surety but also as co-debtors, joint and several liability with respect to the payment and performance of all of the Obligations under all of the Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preference or distinction among them, except for those obligations expressly set forth as only applying to a single Borrower.

      (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations owed by it as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrower will, forthwith upon demand by the Lender, make such payment with respect to, or perform, such obligation pursuant to the terms thereof.

      (d) Each of the Borrowers waives: (I) any right to require the Lender to
(A) proceed against any other person, including any other Borrower, or (B) pursue any other remedy. The obligations of each Borrower under this Section
9.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Lender. The joint and several liability of each Borrower in this Section 9.16 shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, charter, membership, constitution or place of formation of any Borrower, or any Lender. Each of the Borrowers agrees that each of the waivers set forth above are made with such Borrower's full knowledge of their significance and consequences.

      9.17 Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, BUT SPECIFICALLY EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                    SELECTIVE INSURANCE GROUP, INC.


                                    By:    ____________________________________

                                    Title: ____________________________________


                                    SELECTIVE INSURANCE COMPANY OF AMERICA


                                    By:    ____________________________________

                                    Title: ____________________________________


                                    (Signatures Follow)

                                    FIRST UNION NATIONAL BANK


                                    By:    ____________________________________

                                    Title: ____________________________________


                                    Instructions for wire transfers to the
                                      Lender:

                                    First Union National Bank
                                    ABA Routing No. 031201467
                                    Philadelphia, Pennsylvania
                                    Account Name:   GL
                                    Account Number  01459168111011
                                    Attention:      Mary Albanese
                                    Reference:      Selective Insurance

                                    Address for notices:

                                    First Union National Bank
                                    1339 Chestnut Street, 3rd Floor
                                    Philadelphia, Pennsylvania 19107
                                    Attention:  Mary Albanese
                                    Telephone:  (215) 973-8174
                                    Telecopy:   (215) 786-4114

                                    with a copy to

                                    First Union National Bank
                                    1339 Chestnut Street, 3rd Floor
                                    Philadelphia, Pennsylvania 19107
                                    Attention:  Joseph DiFrancesco
                                    Telephone:  (215) 973-2944
                                    Telecopy:   (215) 786-4114

                                    Lending Office:

                                    First Union National Bank
                                    1339 Chestnut Street, 3rd Floor
                                    Philadelphia, Pennsylvania 19107
                                    Attention:  Mary Albanese
                                    Telephone:  (215) 973-8174
                                    Telecopy:   (215) 786-4114


                                      S-2